                          MANAGEMENT SERVICES AGREEMENT

This Agreement dated for reference as of the 15th day of July, 2005

BETWEEN:

          OLYMPUS PACIFIC MINERALS INC., a Yukon Territory company having its head office at Suite 500 - 10 King Street East, Toronto, Ontario, M5C
          1C3, Canada

          (the "Company")

                                                               OF THE FIRST PART
AND:

          JOSEPH J. BAYLIS, doing business as WYNDSPIRE ADVISORS whose address is 31 North Meadowmist Circle, The Woodlands, Texas, 77381 (the
          "Manager")

                                                              OF THE SECOND PART
WHEREAS:

A.   The Manager has been fulfilling the duties of President, Chief Executive
     Officer and director of the Company and has agreed to resign from such duties and to continue to assist the Company as an independent consultant on the terms and conditions of this Agreement; and

B.   The Manager and the Company have agreed to enter into this management services agreement to ensure that the Manager will provide his services to the Company on the terms set out herein and to evidence the compensation and other benefits to be received by the Manager in respect to such services and in compensation for resigning from the positions aforesaid.

          NOW THEREFORE, in consideration of the mutual covenants and premises herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), the Manager and the Company hereby agree as follows:

1.   Interpretation

          For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     (a)  "affiliate" has the meaning given to it by the Business Corporations
          Act (Yukon Territory);

                                       -2

     (b)  "Board" means the board of directors of the Company;

     (c)  "this Agreement" means this management services agreement as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof;

     (d)  the words "herein", "hereof' and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, sub-paragraph or other subdivision;

     (e)  all references to currency mean currency of the United States of
          America;

     (f)  a reference to an entity includes any entity that is a successor to such entity;

     (g)  the headings are for convenience only and are not intended as a guide to interpretation of this Agreement or any portion hereof; and

     (h)  a reference to a statute includes all regulations made pursuant thereto, all amendments to the statute or regulations in force from time to time, and any statute or regulation which supplements or supersedes such statute or regulations.

2.   Resignation and Engagement

     (a)  The Manager hereby resigns, effective immediately, as President and
          Chief Executive Officer and as a director of the Company and from any and all offices or directorships with any of the Company's subsidiaries or affiliates and the Company hereby accepts such resignation by the Manager on and subject to the terms and conditions hereinafter set forth. The Manager will deliver such separate instruments or notices of resignation as the Company may reasonably require to give effect to this Section.

     (b)  The Company hereby engages the Manager from the date of this Agreement for a term of one year (the "Term") as an independent consultant. The
          Manager hereby accepts the terms of this Agreement as full and final settlement of any claims he may have in connection with the surrender of his positions as President and Chief Executive Officer and director of the Company and will execute and deliver the release attached as
          Schedule "A" hereto concurrently with the execution and delivery of this Agreement in evidence thereof. The Company will pay up to the amount of CDN$10,000 to reimburse the Manager for his reasonable legal fees and disbursements incurred in connection with his resignation and with the settlement and execution of this Agreement upon presentation of an invoice therefore. The Company will provide to the Manager a draft of its proposed public disclosure on the Manager's change of relationship with the Company prior to its release and will incorporate the Manager's reasonable comments on the contents of such public disclosure.

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     (c)  From the date of this Agreement and during the Term the Manager will be available to consult with the Company with respect to matters which the Manager and the Company mutually agree upon, however, there will be no obligation on the Manager to complete a minimum number of hours during any particular month of the Term.

     (d)  The Manager shall perform the duties contemplated in Section 2(c) from locations outside of Canada and primarily from his base in Houston,
          Texas and not from the Company's offices in Toronto, Ontario.

     (e)  The Manager shall be free during the Term, without any reduction in his remuneration, to work for parties other than the Company and to accept, should the Manager so choose, full-time employment or engagement with others.

     (f)  The Manager will perform all services on behalf of the Company hereunder as an independent contractor, and the Manager will not be considered for any reason to be a partner, employee or servant of the
          Company or, except to the extent expressly permitted hereunder, an agent of the Company.

3.   Compensation

     (a)  The Manager will be paid a monthly fee, upon receipt of an invoice submitted to the Company, of $13,333.33 (yielding an annual fee of
          $160,000), without deduction for Canadian or any other withholding taxes (the "Fee"), such Fee to be payable on or before the 28th day of each month.

     (b)  In addition to the amounts referred to in Sections 2(b) and 3(a)
          hereof and any outstanding expenses not reimbursed as of the date hereof, the Company will reimburse the Manager within 15 days of submission for all travel expenses, including car rentals, food and lodging and sundry expenses, expenses for assignments, relocations and transfers, and all other expenses incurred in connection with the business of the Company or any of its subsidiaries (including parking near the Company's office premises). The Manager shall be entitled during the Term to continue to use the laptop computer and accessories owned by the Company and currently in his possession. On termination of Term the Manager will retain the laptop and accessories for his own use.

     (c)  The Manager shall submit bills and vouchers reasonably satisfactory to the Board supporting all requests for reimbursement under subsection
          (b).

     (d)  The Manager will continue to retain his currently held option to purchase 500,000 shares in the capital of the Company for the balance of the term of the existing option and will receive fully vested options to purchase at any time up, except as hereafter set forth, to and including a date three years from the date of this Agreement
          1,250,000 shares in the capital of the Company at a price of CDN$0.40 per share, for a total of 1,750,000 options (the "Options").

                                        4

     (e)  The Manager will not sell more than 500,000 shares within any six month period upon exercise of any of the Options without the prior written consent of the Company. If the Manager proposes to exercise any of the Options and to sell the shares acquired thereby he will give the Company ten business days advance notice in writing (the
          "Exercise Notice") of his intention to do so, including the number of shares which he intends to sell, and the Company may elect by notice in writing to the Manager within that ten day period to pay to the
          Manager, in lieu of issued common shares of the Company upon such proposed exercise of the Options, a cash amount equal to the spread between the exercise price of the Options proposed to be exercised and the average of the closing price of the Company's common shares as reported on the TSX Venture Exchange (or such other stock exchange on which the Company's shares may be listed) for the five trading days preceding the date of the Exercise Notice and, in the event of such election and payment by the Company, that portion of the Options will be cancelled. If the Manager proposes in the Exercise Notice to sell
          100,000 or more shares within 7 days of the exercise of the Options the Company will have the right, in lieu of the foregoing cash payment, to arrange for the purchase of such shares over the facilities of the TSX Venture Exchange (or such other stock exchange on which the Company's shares may be listed at the prevailing market price).

     (f)  The Manager will be personally responsible to remit and pay to the appropriate taxation authorities income tax in respect to the Fee, whether in Canada or in the United States of America.

4.   Termination and Default

     (a)  If the Company terminates this Agreement and the engagement of the
          Manager at any time without cause, or defaults in the observation of any term or condition hereof, then in either case this Agreement shall he deemed to be terminated and the Company shall then be immediately obligated to provide the Manager with a severance payment in lieu of notice. Such severance payment shall be payable on the fifth day following the date of the notice of termination or default as the case may be and shall consist of the following:

          (i)  the Manager's full compensation through to the date of termination, including all amounts due under Section 3(b), plus a lump sum payment equal to the balance of the Fees which would otherwise have been paid to the Manager for the remainder of the
               Term; and

          (ii) a covenant from the Company to the effect that the Manager's options on shares of the Company shall remain in full force and effect for the balance of the term of such options in accordance with Section 3(e).

          Termination of this Agreement in accordance with this Section and compliance by the Company with the provisions of clauses (i) and (ii)
          of this Section 4(a) shall

                                        5

          relieve the Company from any and all obligation, liability or claim by the Manager, exclusive of monies owing to the Manager up to the date of such termination pursuant to this Section 4 provided that in the event that the Company defaults in the payment of the amounts or observation of any of its covenants under this Section 4, then all remaining consideration payable to the Manager would be immediately accelerated and a consent to a default judgment would be entered against the Company in connection with any proceedings required to be commenced by the Manager in order to enforce its rights hereunder.

     (b)  On the termination of his engagement the Manager will deliver to the
          Company all documents, financial statements, records, plans, drawings and papers of every nature in any way relating to the affairs of the
          Company and its associated or affiliated companies which may be in his possession or under his control.

     (c)  If the Manager should die during the period of his engagement hereunder, termination of his engagement shall be deemed to have been effected by the Company and the provisions of Section 4(a) shall apply. In such event, any payment to be made to the Manager pursuant to this Agreement shall be paid to the legal representatives of the
          Manager provided the Company has received notice of claim from the
          Manager's legal representative within sixty (60) days of the Manager's death, provided further that any outstanding stock options shall continue to be exercisable by the legal representatives of the Manager until the earlier of the expiry date of the options and twelve (12)
          months following the date of death of the Manager.

     (d)  The Manager shall not be required to mitigate the amount of any payments provided for under any paragraph of this Section by seeking other employment or otherwise nor shall the amount of any payment provided for in this Section be reduced by any compensation earned by the Manager as the result of employment by another employer after the date of termination or otherwise.

     (e)  On termination of this Agreement Sections 3(e) and 13(a) will survive and continue in full force and effect in accordance with their terms.

5.   Successors, Binding Agreement

     (a)  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all, or substantially all, of the business or assets of the Company, by agreement in form and substance satisfactory to the Manager, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Agreement, "the
          Company" shall be as defined in the preamble to this Agreement and include any successor to its business or assets which executes and delivers the agreement provided for in this Section 5 or which otherwise becomes bound by all the terms and provisions of this
          Agreement by operation of law.

                                        6

     (b)  This Agreement shall enure to the benefit of and be enforceable by the
          Manager's heirs, successors and administrators.

6.   Notices

     (a)  For the purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given and received when faxed, on the first business day following delivery, and when delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, on the second business day following delivery, in each case addressed as follows:

          (i)  if to the Manager:

               Joseph J. Baylis
               31 N. Meadowmist Circle
               The Woodlands, Texas 77381

               Fax: 936.273.5898

          (ii) if to the Company:

               Olympus Pacific Minerals Inc.
               Suite 500 - 10 King Street East
               Toronto, Ontario
               M5C 1C3

               Fax: 416.572.4202

          or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7.   Governing Law

     (a)  The validity, interpretation, construction and performance of this
          Agreement shall be governed by the laws of the Province of Ontario.

8.   Miscellaneous

     (a)  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Manager and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver

                                        7

          of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.   Severability

     (a)  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability or any other provision of this Agreement, which shall remain in full force and effect.

10.  Counterparts

     (a)  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

11.  Assignability

     (a)  Neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Sections 4 and 5. Without limiting the foregoing, the Manager's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, and in the event of any attempted assignment or transfer contrary to this paragraph the Company shall have no liability to pay any amount so attempted to be assigned or transferred. Notwithstanding the generality of the foregoing, the
          Manager may assign its rights and obligations pursuant to this
          Agreement to a company or other entity wholly controlled by the
          Manager which undertakes to the Company to make the Manager's services available to the Company on identical terms and conditions as this
          Agreement.

12.  Competitive Activity

     (a)  For a period of one (1) year from the date of this Agreement, the
          Manager shall not engage in any Competitive Activity. For purposes of this Agreement, "Competitive Activity" shall mean the Manager's participation, without the written consent of an officer of the
          Company, such consent not to be unreasonably withheld, in the management of any business operation of any enterprise if such operation (a "Competitive Operation") engages in substantial and direct competition with any mineral exploration activity or mining operation actively conducted by the Company or its subsidiaries on the date of termination of this Agreement. For purposes of this Section
          12, mineral exploration activity or a mining operation shall be considered in substantial and direct competition with the Company if such mining operation is conducted within Vietnam. "Competitive
          Activity" shall not include (i) the mere ownership of securities in any enterprise or (ii) participation in the management of any enterprise or any

                                        8

          business operation thereof, other than in connection with a
          Competitive Operation of such enterprise.

13,  Confidentiality

     (a)  The Manager shall not during the Term or at any time during one (1)
          year thereafter divulge, publish or otherwise reveal either directly or indirectly or through any person, firm or corporation the private affairs or secrets of the Company, its subsidiaries or affiliates to any person or persons other than the Board and shall not without the written consent of the Company during Term or at any time thereafter use for his own purpose or any purpose other than those of the Company any information it may acquire in relation to the business and affairs of the Company. The Manager agrees, during the Term and at all times thereafter to keep confidential all information and material provided to him by the Company, excepting only such information as is already known to the public, and including any such information and material relating to any customer, vendor or other party transacting business with the Company, and not to release, use or disclose the same except with the prior written permission of the Company. The within understanding shall survive the termination or cancellation of this
          Agreement, even if occasioned by the Company's breach or wrongful termination.

14.  Entire Agreement

This Agreement, together with option agreements and the Schedule to this
Agreement, constitutes the entire agreement between the parties and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties and

                                        9

there are no warranties, representations or other agreements between the parties except as specifically set forth therein.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

OLYMPUS PACIFIC Minerals INC.

PER:
     --------------------------------
     Authorized Signatory

                                        )
                                        )
/s/ Louise Haran                        )   /s/ Joseph J. Baylis
-------------------------------------   )   ------------------------------------
Signature                               )   JOSEPH J. BAYLIS
                                        )
Louise Haran                            )
                                        )
                                        )
                                        )
                               ------   )

                                  SCHEDULE "A"
                                     RELEASE
                          RELEASE OF OLYMPUS BY BAYLIS

          IN CONSIDERATION of the terms and conditions contained in the
Agreement between Olympus Pacific Minerals Inc. ("Olympus") and Joseph J. Baylis
("Baylis) dated as of July 15, 2005 (the "Agreement") and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Baylis, on behalf of his heirs, executors, administrators and assigns, hereby releases, remises and forever discharges Olympus and its subsidiary and affiliated companies, their respective successors and assigns and their respective officers, directors, employees and agents (hereinafter collectively referred to as the "Releasees"), of and from all manner of actions, causes of action, suits, debts, duties, accounts, bonds, covenants, contracts, claims and demands whatsoever which against the said Releasees Baylis now has, or ever had or hereinafter can, shall or may have for or by reason of any cause, matter or thing whatsoever existing up to the present time and, without limiting the generality of the foregoing, arising from the engagement of Baylis by
Olympus as President, Chief Executive Officer and director or from the termination of such engagements, including severance pay, bonuses or performance pay, benefits including disability benefits, expenses, entitlement to reasonable notice or compensation in lieu at common law.

          AND FOR THE SAID CONSIDERATION, Baylis covenants not to commence any proceeding -or make any claim against the Releasees or any person entitled to claim contribution and indemnity from the Releasees in respect of any claim released herein.

          BAYLIS FURTHER COVENANTS AND AGREES not to disclose the existence or terms of this settlement to anyone other than to his professional financial and legal advisors, or as required by law (except to the extent already previously disclosed by Olympus).

          IT IS UNDERSTOOD AND AGREED that the giving of the before-mentioned consideration is deemed to be no admission of liability on the part of the said
Releasees and it shall not be referred to, directly or indirectly, by the
Releasor as such an admission or recognition of liability.

          AND BAYLIS HEREBY DECLARES having fully understood the terms of this settlement and having had legal advice or the opportunity to obtain same with respect to this settlement and voluntarily accepts this settlement for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid.

          RELEASE OF BAYLIS BY OLYMPUS

          AND IN CONSIDERATION of the terms and conditions contained in the
Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Olympus on behalf of the Releasees and their successors and assigns, hereby releases, remises and forever discharges Baylis of and from all manner of actions, causes of action, suits, debts, duties, accounts, bonds, covenants, contracts, claims and demands whatsoever which against the said Baylis the Releasees now have, or ever had or hereinafter can, shall or may have for or by reason of any cause, matter or thing whatsoever existing up to the present time and, without limiting the generality of the foregoing, arising from the engagement of Baylis by Olympus as President, Chief
Executive Officer and director.

                                       -2

          AND FOR THE SAID CONSIDERATION, Olympus on behalf of the Releasees covenants not to commence any proceeding or make any claim against Baylis or any person entitled to claim contribution and indemnity from Baylis in respect of any claim released herein.

          OLYMPUS ON BEHALF OF THE RELEASEES FURTHER COVENANTS AND AGREES not to
disclose the existence or terms of this settlement to anyone other than their professional financial and legal advisors, or as required by law or the rules of any stock exchange on which Olympus' shares are listed.

          IT IS UNDERSTOOD AND AGREED that the giving of the before-mentioned consideration is deemed to be no admission of liability on the part of Baylis and it shall not be referred to, directly or indirectly, by the Releasees as such an admission or recognition of liability.

          AND OLYMPUS ON BEHALF OF THE RELEASEES DOES HEREBY DECLARE having fully understood the terms of this settlement and having had legal advice or the opportunity to obtain same with respect to this settlement and voluntarily accepts this settlement for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid.

          IN WITNESS WHEREOF, the parties has hereunto executed this Release by affixing hand and seal this _________________________ day of___________________,
2005, in the presence of the witness whose signature is subscribed below.

     Authorized Signatory

OLYMPUS PACIFIC MINERALS INC.

Per:
     --------------------------------

SIGNED, SEALED and DELIVERED by

JOSEPH J. BAYLIS in the presence of:

              Signature                 )
                                        )
                               ------   )
Witness Name (print)                    )
                                        )   /s/ Joseph J. Baylis
                       --------------   )   ------------------------------------
                                        )   JOSEPH J. BAYLIS
                                        )
Occupation                              )
Address                        ------   )
                                        )
                       --------------   )